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                                       VENTURE
                                    BANKING GROUP



September 16, 1997



Dan E. Steimle
Chief Financial Officer
Hybrid Networks, Inc.
10161 Bubb Road
Cupertino, CA  95014-4167

Dear Dan:

On behalf of Venture Banking Group ("VBG") a division of Cupertino National Bank, we are pleased to commit the credit facilities as outlined below to Hybrid Networks, Inc. ("Borrower"). This letter is not meant to be, nor shall it be construed as an attempt to outline all the terms and conditions of the subject credit facility.

BORROWER:        $4,000,000 Accounts Receivable line of credit with $2,500,000 sub-facility for issuing letters of credit.

PURPOSE:         To support growth in accounts receivable.

MATURITY:        One year from the date of documents.

REPAYMENT TERMS: Interest only monthly, principal at maturity.

COLLATERAL:      Perfected secondary security interest and UCC-1 on all
                 corporate assets and intellectual property until October 30, 1997, at which time VBG shall be granted a first priority interest in the same assets.

SUBORDINATION:   $5,500,000 note from London Pacific shall be subordinated to
                 VBG after 10/30/97. Any loans from shareholders (bridge loans) shall be subordinated until Borrower's IPO in which at least $32MM is raised.

INTEREST RATE:   Prime

LOAN FEE:        0.5%

WARRANTS:        As additional consideration for VBG's second security position through 10/30/97, a warrant representing one percent (1%) of $2,900,000 shall be granted to VBG (this is equal to the Borrower's estimated maximum availability on the credit during that time frame). Price, anti-dilution provisions, and registration rights to be equal to those granted in the proposed bridge loan in which current investors shall participate.

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BORROWING FORMULA:    An advance rate of 75% against eligible domestic
                      receivables (subject to A/R aging report analysis and A/R audit) shall apply to all borrowings.

                      Ineligible A/R shall include:

                      - Accounts aged over 90 days past invoice date.
                      - Government Accounts or its Agencies.
                      - Contra Accounts.
                      - Foreign Accounts (unless pre-approved by VBG.  Initial
                        approval shall be granted for Alcatel.)
                      - Retentions.
                      - Progress billing.
                      - Related Company Accounts.
                      - 50% Cross-Aged.
                      - Any account which exceeds 30% of total A/R amount, that
                        amount which exceeds 30% is excluded from the base.
                      - Distributor Accounts not pre-approved by VBG in writing.

LOAN AGREEMENT:       This commitment shall be governed by VBG's Loan
                      Agreement, which will include standard definitions, calculations, conditions precedent, representations and warranties, positive and negative covenants, events of default and other miscellaneous items. This document shall be prepared to the mutual satisfaction of VBG and Borrower. Covenants shall include, but not be limited to the following:

FINANCIAL COVENANTS:  Required on a monthly basis (unless otherwise noted).
                      After the Borrower's IPO in which the Borrower raises at least $32MM, all financial covenants will be monitored quarterly.

                      1) Minimum Quick Ratio of 1.25x (measurement to begin 10/31/97)
                      2)  Minimum Tangible Net Worth of $3,500,000
                      3) Maximum Debt to Tangible Net Worth of 1.75x (measurement to begin 10/31/97)
                      4)  Maximum Quarterly losses not be exceed the following:

                              09/30/97  $3,800,000
                              12/31/97  $2,600,000
                              03/31/98  $1,500,000
                              06/30/98  $  300,000

                      Tangible Net Worth means, as of any applicable date, the consolidated total assets of Borrower and its subsidiaries minus (i) the sum of any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (c) all reserves not already deducted from assets, and (ii) total liabilities of Borrower and subsidiaries.

                      All debt owing or incurred by Borrower that is subordinated in security and repayment to Bank on terms acceptable to Bank shall be subtracted from total liabilities and added to tangible net worth.

FINANCIAL REPORTING:  1)  Audited financial statements within 120 days of FYE or five days of SEC filing.
                      2) Monthly financial statement with Compliance Certificate within 30 days of each month end from Borrower. After the Borrower's IPO in which the Borrower raises at least $32MM, financial statements and Compliance Certificate shall be submitted on a quarterly basis within 30 days of each quarter end or five days of SEC filing.
                      3) Monthly A/R and A/P Agings within 30 days of each month end along with a Borrowing Base Certificate.

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OTHER CONDITIONS:     1)  Loan shall be subject to satisfactory A/R audit at
                          Borrower's expense. Thereafter, semi-annual A/R audit at Borrower's expense.
                      2) Borrower shall maintain primary deposit relationship with VBG.
                      3) Borrower to obtain blanket lien insurance naming VBG as loss payee.
                      4) Borrower to pay all legal costs incurred by Bank associated with the extension and maintenance of this credit facility. The cost of the initial documentation for this credit shall not exceed $6,000 without the Borrower's consent.
                      5) All outside indebtedness, excluding debt incurred in the ordinary course of business and leases for capital equipment, is not permitted without VBG's prior written consent.

REPRESENTATIONS AND WARRANTIES:

The signers of this agreement warrant and represent they are authorized to take such action, and that the financial and other information furnished by Borrower to the VBG is true and correct in all respects. Borrower also warrants that there is no contract or other agreement which would be contravened by the execution of this agreement.

EXPENSES:

Borrower shall pay all VBG's fees and charges in connection with the subject loans, including fees of VBG's counsel (subject to Item 4 of the Other Conditions section of this letter). Such costs payable by Borrower are in addition to the loan fee described above. In the event the loan does not close, the loan fee refundable to Borrower shall be reduced by the aggregate of all such expenses and charges.

Upon default by the Borrower under any of the conditions of this agreement, the above credit facility, at the option of VBG, shall terminate immediately with all sums of principal and accrued interest shall become immediately due and payable.

No failure or delay on the part of VBG to exercise any power or right under this agreement or declare a default hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any other right.

Borrower shall reimburse VBG for all costs, expenses and reasonable attorney's fees incurred by VBG in enforcing this agreement or in collecting any sum which becomes due VBG on any loans or notes issued hereunder.

We are delighted to be able to provide this commitment on behalf of Venture Lending. If the terms and conditions outlined above are agreeable to you and acceptable by your board of directors, please acknowledge your acceptance by signing the enclosed copy and return it to this office accompanied by a check covering the loan fees to this office by September 19, 1997 at which time this commitment expires.

Sincerely,

VENTURE BANKING GROUP                  ACCEPTED AND AGREED TO:

                                       Hybrid Networks, Inc.

BY: /S/ JON KROGSTAD                   BY: /S/ DANIEL E. STEIMLE
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    John Krogstad, VP                  TITLE:  CHIEF FINANCIAL OFFICER